UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2010

GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 916-355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Second Amendment to Senior Credit Facility:

On March 17, 2010, GenCorp Inc. (the “Company”) executed an amendment (the “Amendment”) to its $280.0 million senior credit facility.  The amendment, among other things, (1) permits the Company to repurchase or refinance its outstanding convertible subordinated notes and senior subordinated notes, subject to certain conditions; (2) permits the Company to incur additional senior unsecured or subordinated indebtedness, subject to specified limits and other conditions; (3) permits the Company to conduct a rescission offer, using stock and/or up to $15.0 million in cash, with respect to certain units issued under the GenCorp Savings Plan; (4) permits the Company to repurchase its stock, subject to certain conditions; (5) limits the circumstances under which the Company would have to mandatorily prepay loans under the senior credit facility with the proceeds from equity issuances; and (6) amends the definitions of the leverage ratio and net cash proceeds from permitted real estate sales.  The Amendment reduces the revolving credit facility (“Revolver”) capacity from $80.0 million to $65.0 million and the letter of credit subfacility capacity from $125.0 million to $100.0 million, and also removes an additional term loan facility of up to $75.0 million.  The Revolver remains undrawn, $74.8 million is outstanding under the letter of credit subfacility and $51.5 million is outstanding under the Company’s existing $75 million term loan subfacility.  Under the Amendment, the interest rate on LIBOR rate borrowings is LIBOR plus 325 basis points, an increase of 100 basis points, and the letter of credit subfacility commitment fee has been similarly amended.  The Amendment also provides for a commitment fee on the unused portion of the Revolver in the amount of 62.5 basis points, an increase of 12.5 basis points.

A copy of the Amendment is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Note Purchase Agreement:

On March 18, 2010, the Company entered into an agreement (the “Purchase Agreement”) with Beach Point Capital Management LP, on behalf of certain funds and accounts it manages, pursuant to which the Company repurchased $22.5 million principal amount of its 9 ½% Senior Subordinated Notes at 102% of par for an aggregate purchase price of $23.0 million, plus accrued but unpaid interest, and $14.3 million principal amount of its 2¼% Convertible Subordinated Debentures at 93% of par for an aggregate purchase price of $13.3 million, plus accrued but unpaid interest.  The Company anticipates that it will retire the repurchased securities.  The Company repurchased the debt using a portion of the net proceeds of its 4.0625% Convertible Subordinated Debentures issued in December 2009, and will record a charge of approximately $0.2 million in the second quarter of fiscal 2010, including the write-off of deferred financing costs associated with the retired debt.  The transaction described above was not the result of any solicitation by or on behalf of the Company.

A copy of the Purchase Agreement is filed as Exhibit 10.2 to this report and is incorporated herein by reference.

Item 8.01. Other Events.

On March 19, 2010, the Company issued a press release announcing the Amendment and the Company’s repurchase of certain of its outstanding debt securities.  A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1
Second Amendment to Credit Agreement, dated as of March 17, 2010, by and among GenCorp Inc., as borrower, the subsidiaries of the Borrower from time to time party thereto, as guarantors, and Wachovia Bank, National Association, as administrative agent for the lenders.

10.2	Purchase Agreement, dated as of March 18, 2010, between GenCorp Inc. and Beach Point Capital Management LP.
99.1	Press release, dated March 19, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.

By:	/s/ Kathleen E. Redd
	Name:	Kathleen E. Redd
	Title:	Vice President, Chief Financial Officer and Secretary

Dated: March 19, 2010